Exhibit 99.4

GrowGeneration Adds $10 Million in Growth Capital Led By Strategic Investor Gotham Green Partners

DENVER, CO, May 9, 2018 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, announced today that it has received $10 million from strategic investors, including a $7.5 million investment from Gotham Green Partners (“GGP”). GGP is a New York-based private equity firm focused on deploying capital into the emerging global cannabis industry.  Cannabis investors Merida Capital Partners and Navy Capital also invested $1.5 million and $1.0 million, respectively.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGen, said “With this additional capital, the Company now has over $17 million of cash on the balance sheet to execute on multiple acquisitions, with several planned to close in the 2nd and 3rd quarters of 2018.  In addition to providing growth capital, GGP’s position as one of the premiere private equity firms focused exclusively on cannabis will enable GrowGen to leverage GGP’s network to source additional business opportunities and revenue streams. We are also pleased that our existing institutional investors, Merida Capital Partners and Navy Capital, are reinforcing their confidence in the company with additional capital commitments.”

“We are excited to be a significant shareholder and partner to the GrowGen team,” said Jason Adler, Managing Partner of GGP.  “With a robust pipeline of accretive acquisitions, GrowGen is at an inflection point and is well-positioned to benefit from the anticipated growth in the markets that it serves.  We look forward to assisting the Company in executing on strategic opportunities and accelerating its plans for future growth.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 17 stores, which includes 7 locations in Colorado, 3 locations in California, 3 locations in Michigan, 2 locations in Nevada, 1 location in Rhode Island and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, by 2020 the cannabis market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

About Gotham Green Partners:

Gotham Green Partners is a New York-based private equity firm focused on deploying capital into cannabis and cannabis-related enterprises on a global scale. The firm manages a diversified portfolio of investments and is actively investing across the cannabis value chain.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:
Website: www.GrowGeneration.com
Facebook: GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

SOURCE GrowGeneration